Exhibit 99.(17)(v)

Guardian Variable Contract Funds

• The Guardian VC Low Duration Bond Fund	Annual Report To Contractowners

Howard W. Chin, Co-Portfolio Manager

Robert Crimmins, Co-Portfolio Manager

Objective:

Seeks a high level of current income, consistent with preservation of capital

Portfolio:

At least 80% in different kinds of investment grade bonds, such as corporate bonds, mortgage-backed and asset-backed securities, and obligations of the U.S. government and its agencies.

Inception Date:

August 28, 2003

Net Assets at December 31, 2005:

$27,378,006

An Update from Fund Management

The Fund had a total return of 1.25% for the year ended December 31, 2005, underperforming the Fund’s benchmark, the Lehman Brothers U. S. Government 1-3 Year Bond Index, which returned 1.73% during the same period. The average fund in the Lipper Short-Intermediate Investment Grade peer group returned 1.66% in 2005.

Market Overview

In contrast to 2004, interest rates in 2005 were remarkably well-behaved and experienced little in the way of surprises. Short maturity yields rose as the Federal Reserve Board (“the Fed”) continued its policy of predictably raising interest rates in consistent quarter-point increments. As a result, the interest rate market did not undergo any sharp dislocations. To the extent that there was a surprise in the marketplace, the stubbornness of longer maturity yields in the wake of continued rate increases surprised and confounded some investors. However, this “surprising” behavior became better understood as more data became available during the year.

Specifically, the yield curve flattened in 2005 as the difference between 2- and 10-year Treasuries narrowed steadily from 1.15% at the beginning of the year to finish at a spread of -0.02%, resulting in a condition known as an “inverted yield curve,” where short maturity rates exceed longer maturity ones. The primary contributor to the inversion was a substantial 1.34% increase in 2-year Treasury rates over the course of the year, finishing at 4.41%. The increase in 10-year yields was much more modest, up by only 0.18% to finish at 4.40%. The longer maturity portion of the curve also flattened as the yield difference between 10-year and 30-year maturities declined by 0.47% to end the year at 0.14%. In notable contrast to the yield increases seen for shorter maturity Treasuries, the yield on the 30-year bond actually decreased by 0.29% and finished at 4.54%. Not surprisingly, long maturity bonds performed best in the Treasury sector.

While an inverted yield curve is not a common occurrence — it last occurred in 2000 — the upward movement in short rates was largely expected by the market. The Federal Reserve telegraphed its intentions to tighten monetary policy by increasing interest rates at a “measured” pace, and this increased transparency removed considerable uncertainty from the marketplace. As a result, the Federal Funds rate was increased eight times during 2005 to finish the year at 4.25%, but each 0.25% increase was fully anticipated well in advance of the actual move by the Fed. There were no surprises here.

However, many investors were perplexed by the stubbornly low rates at the long end of the yield curve. Despite thirteen rates hikes by the Fed since mid-2004, long rates barely budged. In fact, as mentioned earlier, they fell. Federal Reserve Chairman Greenspan labeled it a “conundrum.” A good portion of the lower bond yields was attributed to strong buying by overseas central banks and investors as countries such as China needed to reinvest a good portion of their trade surpluses into U.S. securities. In addition, longer maturity securities also lost much of their risk premium as

About information in this report:

•

It is important to consider the Fund’s investment objectives, risks, fees and expenses before investing. All funds involve some risk, including possible loss of the principal amount invested. Investing in bond funds exposes you to the general risk of investing in the debt markets. Duration is a measure of bond price sensitivity to a given change in interest rates. Generally, the lower a bond’s duration, the greater its price sensitivity to a given change in interest rates. Bond funds are subject to interest rate risk. When interest rates rise, bond prices generally fall, and when interest rates fall, bond prices generally rise. Currently, interest rates are at historically low levels. Please keep in mind that in this kind of environment, the risk that bond prices may fall when interest rates rise is potentially greater.

•

Low duration bond funds may not be a suitable alternative to money market funds because, unlike money market funds, low duration bond funds do not seek to maintain a stable net asset value and, as a result, are a riskier asset class.

•

The Lehman Brothers U.S. Government 1-3 Year Bond Index is an unmanaged index that is generally considered to be representative of U.S. short duration bond market activity. Index returns are provided for comparative purposes. Please note that the index is unmanaged and not available for direct investment and their returns do not reflect the fees and expenses that have been deducted from the Fund.

investors recognized the Fed’s vigilance and success in battling inflation and as a result, required lower yield premiums in light of the reduced inflation risk. If anything, many investors believed the Fed was overestimating the risk of inflation. Inflation data released during 2005 indicated that inflation may have peaked in 2004 and was reliably trending downwards into the Fed’s comfort zone. Energy costs for oil, gasoline and natural gas remained persistently high but did not appear to result in higher product prices. Accordingly, investors grew more comfortable with owning longer maturity securities and the increased demand drove yields lower still.

Against this backdrop, the domestic economy was quite robust. The first three quarters of 2005 exhibited an above-trend growth rate of 3.8% and economists expect the fourth quarter to come in at 3.2%. Coming into 2005, market observers had expected increased investment by the business sector to replace consumer spending as the economy’s growth engine. This did not materialize. In fact, consumers increased their role in the economy as the boom in the housing sector enabled many to increase their spending by tapping into their homes’ increased value through mortgage refinancings and cash takeouts. The damage caused by Hurricanes Katrina and Rita devastated specific regions and their economies, but it did not appear to have inflicted lasting damage on the overall economy. Employment continued to grow at a strong pace and the unemployment rate dropped to 4.9% by the end of 2005 relative to a pre-hurricane peak of 5.4% earlier in the year.

Overall, the fixed income market put in a mixed performance in 2005. Treasuries returned 2.79% as measured by the Lehman Brothers Treasury Index, but unlike 2004 where each segment of the investment grade bond market outperformed Treasuries, there were clear winners and losers in 2005. Notably, two portions of the securitized bond market — asset-backed securities (ABS)1 and commercial mortgage-backed securities (CMBS)(1) — returned 2.09% and 1.82%, respectively, and outperformed their Treasury counterparts by 0.32% and 0.15%. The agency debenture sector also fared well, returning 2.33% and outperforming by 0.13%. On the other hand, corporate bonds fared less well, returning 1.96% but underperforming comparable duration Treasuries by 0.85%.

The solid performance of the ABS and CMBS sectors was attributed to the lack of event risk in 2005 as well as the continued strong performance of the underlying housing and real estate assets that is the collateral for ABS and CMBS bonds. In contrast, the troubles experienced in the corporate bond market can be laid at the doors of the automotive sector and the overall weak performance of long maturity corporate bonds. Specifically, both GM and Ford were downgraded to below investment grade status, which accounted for 0.62% of the 0.85% of underperformance that the investment grade corporate bond market underwent. Further, as mentioned before, 30-year Treasury yields fell during 2005, but long maturity corporate bonds were unable to keep pace with that rally. Instead of rallying in lockstep, corporate bond investors continued to demand higher yields to take on the additional risk of longer maturity bonds and caused corporate bond spreads to widen and the sector to underperform by 3.76%. We also noted a sharp difference in performance among different credit rating classes; the BBB sector underperformed Treasuries by 1.77% while the AAA sector underperformed by just 0.13%.

Strategy Overview

The Fund began 2005 with a significant exposure in corporate bonds as we expected continued economic growth, which would be supportive of credit fundamentals and positive for the sector’s prospects. However, as the year progressed, the growing leveraged and merger and acquisition activity and the downgrade of Ford and GM caused the credit sector to substantially underperform. As a result, our overweight had a negative impact on the Fund’s performance during the first half of 2005. During the second half, the Fund reduced its overweight in corporates through opportunistic sales while holding on to our short-maturity issues because of their attractive breakeven spreads. Our holdings were further pared back as several of the Fund’s bonds were called or tendered. This strategy paid off during the second half of the year, as the performance of the short-maturity corporate bond market improved.

We also held significant positions in ABS and CMBS for all of 2005, which served the Fund well since these two sectors were the best performing ones in 2005 among investment grade assets on an excess return basis. ABS made up 24.88% of the Fund and our holdings were concentrated in the auto and home equity loan (HEL) segments of the ABS market. Despite the extreme widening in corporate auto issues following the Ford and GM downgrades, ABS issued by Ford Motor Credit and GMAC

(1)             The respective indices are: the Lehman Brothers Asset-Backed (ABS) Index and the Lehman Brothers Commercial Mortgage-Backed Securities (CMBS) Index.

proved to be robust, amidst the turmoil in the corporate bond market. HEL made up about 8.67% of the Fund’s holdings and contributed significantly to the Fund’s performance as the HEL sector outperformed by 0.79%, relative to the ABS sector’s overall showing of 0.32%. Our purchases in the CMBS sector consisted almost exclusively of 3-year average life AAA-rated bonds. The 1-3.5 year portion of the Lehman Brothers CMBS Index was the best performing segment in 2005, outperforming Treasuries by 0.64% relative to the overall Index’s outperformance of 0.15%.

Despite the positive contributions made by our asset allocation decisions among corporates, ABS and CMBS, the Fund underperformed its benchmark primarily due to its exposure to intermediate maturity Treasuries. As many of our shareholders know, one of the Fund’s goals is to seek to remain consistently duration neutral to the Fund’s benchmark. In 2005, we used 5-year Treasury notes to maintain the Fund’s duration at the duration of its benchmark, but the 5-year sector was the worst performing portion of the Treasury market in 2005, returning just 0.09% for the entire year while 2- and 3-year Treasuries returned 1.36% and 1.07%, respectively. This return difference had a significant impact on the Fund’s performance.

In summary, the Fund benefited from our asset allocation decisions, but our need to buy longer maturity Treasuries caused the Fund to underperform overall in 2005.

The views expressed above are those of the Fund’s portfolio manager(s) as of December 31, 2005 and are subject to change without notice. They do not necessarily represent the views of Guardian Investor Services LLC. The views expressed herein are based on current market conditions and are not intended to predict or guarantee the future performance of any Fund, any individual security, any market or market segment. The composition of each Fund’s portfolio is subject to change. No recommendation is made with respect to any security discussed herein.

Top Ten Holdings  (As of 12/31/2005)

Company	Coupon	Maturity Date	Percentage of Total Net Assets
U.S. Treasury Notes	4.375%	11/15/2008	5.74%
U.S. Treasury Notes	4.125%	8/15/2008	4.50%
U.S. Treasury Notes	4.500%	11/15/2010	4.04%
U.S. Treasury Notes	3.375%	2/15/2008	3.45%
U.S. Treasury Notes	4.250%	10/31/2007	3.28%
FNMA	3.125%	12/15/2007	1.77%
Chase Comm’l. Mtg. Secs. Corp.	6.390%	11/18/2030	1.65%
Chase Comm’l. Mtg. Secs. Corp.	7.370%	6/19/2029	1.61%
Ford Credit Auto Owner Tr.	4.380%	1/15/2010	1.57%
Capital Auto Receivables Asset Tr.	4.050%	7/15/2009	1.55%

Sector Allocation  (As of 12/31/2005 and 6/30/2005)

Average Annual Total Returns  (For periods ended 12/31/2005)

	1 Yr	5 Yrs	10 Yrs	Since Inception 8/28/2003
The Guardian VC Low Duration Bond Fund	1.25%	—	—	1.34%
Lehman Brothers U.S. Government 1-3 Year Bond Index	1.73%	—	—	1.68%

All performance data quoted is historical and the results represent past performance and neither guarantee nor predict future investment results. To obtain performance data current to the most recent month (available within 7 business days of the most recent month end), please call us at (800) 221-3253 or visit our website at www.guardianinvestor.com. Current performance may be higher or lower than the performance quoted here. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than the original cost.

Total return figures are historical and assume the reinvestment of dividends and distributions and the deduction of all Fund expenses. The actual total returns for owners of variable annuity contracts or variable life insurance policies that provide for investment in the Fund will be lower to reflect separate account and contract/policy charges. The return figures shown do not reflect the deduction of taxes that a contractowner may pay on distributions or redemption of units.

Growth of a Hypothetical $10,000 Investment

To give you a comparison, the chart below shows the performance of a hypothetical $10,000 investment made in the Fund and in the Lehman Brothers U.S. Government 1-3 Year Bond Index. Index returns do not include the fees and expenses of the Fund, but do include the reinvestment of dividends.

Fund Expenses

By investing in the Fund, you incur two types of costs: (1) transaction costs, including, as applicable, sales charges on purchase payments, reinvested dividends, or other distributions; redemption fees and exchange fees; and (2) ongoing costs, including, as applicable, management fees; distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other underlying funds.

The example is based on an investment of $1,000 invested on July 1, 2005 and held for six months ended December 31, 2005.

Actual Expenses

The first line in the table provides information about actual account values and actual expenses. You may use the information in this row, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes

The second line in the table provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads), redemption fees, or exchange fees. Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if transactional costs were included, your costs would have been higher.

	Beginning Account Value July 1, 2005	Ending Account Value December 31, 2005	Expenses Paid During Period*	Annualized Expense Ratio
Actual	$1,000.00	$1,005.90	$3.99	0.79%
Hypothetical (5% return before expenses)	$1,000.00	$1,021.22	$4.02	0.79%

*                    Expenses are equal to the Fund’s annualized expense ratio multiplied by the average account value over the period, multiplied by 184/365 (to reflect the Fund’s most recent fiscal half-year).

Schedule of Investments

December 31, 2005

Principal Amount		Value
Asset Backed Securities — 24.8%
$265,000	Ameriquest Mtg. Secs., Inc. 2003-5 A6 4.541% due 4/25/2033	$261,396
430,000	Capital Auto Receivables Asset Tr. 2005-1 A4 4.05% due 7/15/2009	425,268
270,000	Capital One Multi-Asset Execution Tr. 2003- A4 A4 3.65% due 7/15/2011	262,129
410,000	Carmax Auto Owner Tr. 2005-1 A4 4.35% due 3/15/2010	405,023
194,194	Caterpillar Financial Asset Tr. 2004-A A3 3.13% due 1/26/2009	191,601
125,000	Chase Manhattan Auto Owner Tr. 2003-A A4 2.06% due 12/15/2009	122,191
275,000	Countrywide Asset-Backed Certificates 2004-S1 A2 3.872% due 3/25/2020	270,285
435,000	Ford Credit Auto Owner Tr. 2005-B A4 4.38% due 1/15/2010	430,757
410,000	Harley-Davidson Motorcycle Tr. 2004-1 A2 2.53% due 11/15/2011	396,015
270,000	Hertz Vehicle Financing LLC 2005-2A A1 4.52% due 2/25/2010†(1)	270,000
260,000	MBNA Credit Card Master Nt. Tr. 2005-A7 A7 4.30% due 2/15/2011	256,833
146,782	Navistar Financial Corp. Owner Tr. 2004-A A3 2.01% due 8/15/2008	144,774
410,000	New Century Home Equity Loan Tr. 2004-4 A4 4.659% due 2/25/2035 (1)	410,483
255,000	Nissan Auto Receivables Owner Tr. 2003-B A4 2.05% due 3/16/2009	248,855
96,331	PP&L Transition Bond Co. LLC 1999-1 A7 7.05% due 6/25/2009	98,157
390,000	Renaissance Home Equity Loan Tr. 2005-2 AF3 4.499% due 8/25/2035 (1)	383,253
390,000	Residential Asset Mtg. Prods., Inc. 2003-RZ4 A5 4.66% due 2/25/2032	384,490
270,000	2004-RS9 AII2 4.719% due 5/25/2034 (1)	270,928
235,000	2003-RS3 AI 4 5.67% due 4/25/2033	236,407
155,632	Residential Funding Mtg. Secs. 2003-HS3 AI2 3.15% due 7/25/2018	153,304
104,830	SLMA Student Loan Tr. 2002-5 A4L 4.641% due 9/17/2018 (1)	105,198
350,000	Volkswagen Auto Lease Tr. 2004-A A4A 3.09% due 8/20/2010	343,251
327,232	2005-A A2 3.52% due 4/20/2007	$326,024
413,000	World Omni Auto Receivables Tr. 2005-A A4 3.82% due 11/12/2011	403,077
	Total Asset Backed Securities (Cost $6,864,455)	6,799,699

Collateralized Mortgage Obligations — 10.2%
$181,430	Countrywide Alternative Loan Tr. 2005-14 1A1 3.30% due 5/25/2035 (1)	177,909
153,292	Countrywide Home Loans 2002-19 1A1 6.25% due 11/25/2032	153,673
	FHLMC
315,000	2598 QC 4.50% due 6/15/2027	310,631
251,067	1534 Z 5.00% due 6/15/2023	248,555
234,064	2500 TD 5.50% due 2/15/2016	235,177
110,428	20 H 5.50% due 10/25/2023	111,057
140,061	1650 J 6.50% due 6/15/2023	142,397
	FNMA
292,193	2003-24 PU 3.50% due 11/25/2015	281,844
260,000	2005-39 CL 5.00% due 12/25/2021	259,180
150,000	2005-22 HK 5.00% due 11/25/2023	149,118
307,000	2003-13 ME 5.00% due 2/25/2026	306,218
55,126	2002-55 PC 5.50% due 4/25/2026	55,064
63,821	2001-51 PH 6.00% due 8/25/2030	64,567
25,465	GNMA 2002-93 NV 4.75% due 2/20/2032	24,892
260,000	Washington Mutual 2003-AR10 A4 4.067% due 10/25/2033 (1)	257,208
	Total Collateralized Mortgage Obligations (Cost $2,823,276)	2,777,490

Commercial Mortgage Backed Securities — 9.8%
	Chase Comm’l. Mtg. Secs. Corp.
$436,557	1998-2 A2 6.39% due 11/18/2030 1997-1 C	$451,375
430,000	7.37% due 6/19/2029 GMAC Comm’l. Mtg. Secs., Inc. 1997-C1 A3	441,306
104,087	6.869% due 7/15/2029 1999-C2 A2	106,393
110,000	6.945% due 9/15/2033	116,016
183,751	Greenwich Capital Comm’l. Funding Corp. 2004-GG1 A2 3.835% due 6/10/2036	180,290

See notes to financial statements.

Principal Amount		Value
$ 250,000	J.P. Morgan Comm’l. Mtg. Fin. Corp. 1997-C5 B 7.159% due 9/15/2029	$257,255
121,254	LB UBS Comm’l. Mtg. Tr. 2001-C3 A1 6.058% due 6/15/2020	123,580
260,000	Morgan Stanley Capital I 1999-RM1 E 6.982% due 12/15/2031 (1)	273,732
322,788	Mtg. Capital Funding, Inc. 1998-MC3 A2 6.337% due 11/18/2031	330,355
396,000	Salomon Brothers Mtg. Secs. VII, Inc. 2001-C2 A2 6.168% due 2/13/2010	404,649

	Total Commercial Mortgage Backed Securities (Cost $2,755,894)	2,684,951

Corporate Bonds — 24.0%
Aerospace and Defense — 0.3%
$ 96,000	Raytheon Co. 4.50% due 11/15/2007	$95,173

Automotive — 2.9%
300,000	Daimler Chrysler NA Hldg. 4.75% due 1/15/2008	297,263
200,000	Ford Motor Credit Co. 6.875% due 2/1/2006	199,570
300,000	General Motors Acceptance Corp. 6.125% due 9/15/2006	291,407
		788,240
Chemicals — 0.7%
200,000	Praxair, Inc. 4.75% due 7/15/2007	200,161

Construction Machinery — 1.8%
	Caterpillar Financial Svcs.
200,000	2.625% due 1/30/2007	195,396
200,000	3.10% due 5/15/2007	195,672
100,000	John Deere Capital Corp. 3.625% due 5/25/2007	98,267
		489,335
Consumer Products — 0.7%
200,000	Fortune Brands, Inc. 2.875% due 12/1/2006	195,725

Energy — 1.7%
150,000	Devon Energy Corp. 2.75% due 8/1/2006	147,967
200,000	Occidental Petroleum Corp. 4.00% due 11/30/2007	196,180
111,750	RAS Laffan Liquefied Natural Gas 3.437% due 9/15/2009†	107,864
		452,011
Entertainment — 1.0%
275,000	AOL Time Warner, Inc. 6.15% due 5/1/2007	278,412

Finance Companies — 4.7%
	Capital One Bank
200,000	4.25% due 12/1/2008	195,363
325,000	6.875% due 2/1/2006	$325,524
300,000	General Electric Capital Corp. 3.50% due 8/15/2007	293,955
275,000	MBNA America Bank NA 6.50% due 6/20/2006	277,115
200,000	Textron Financial Corp. 2.75% due 6/1/2006	198,477
		1,290,434
Financial — 0.6%
150,000	Lehman Brothers Hldgs., Inc. 6.25% due 5/15/2006	150,760

Media—Cable — 1.3%
200,000	Comcast Cable Comm. 6.375% due 1/30/2006	200,246
150,000	Cox Comm., Inc. 7.75% due 8/15/2006	152,155
		352,401
Metals and Mining — 1.3%
350,000	Steel Dynamics, Inc. 9.50% due 3/15/2009	368,375

Natural Gas—Pipelines — 1.9%
275,000	Enterprise Prod. Operating LP 4.00% due 10/15/2007	269,254
250,000	Sempra Energy 4.621% due 5/17/2007	248,228
		517,482
Railroads — 0.5%
150,000	Union Pacific Corp. 6.40% due 2/1/2006	150,161

Real Estate Investment Trust — 0.6%
155,000	Avalon Bay Communities, Inc. 6.80% due 7/15/2006	156,506

Services — 1.0
275,000	Cendant Corp. 6.875% due 8/15/2006	277,823

Utilities—Electric and Water — 1.5%
250,000	PSEG Power LLC 6.875% due 4/15/2006	251,294
150,000	Southern California Edison Co. 6.375% due 1/15/2006	150,052

Wireline Communications — 1.5%		401,346
150,000	France Telecom 7.20% due 3/1/2006 (1)	150,601
250,000	Sprint Capital Corp. 6.00% due 1/15/2007	252,445
		403,046
	Total Corporate Bonds (Cost $6,671,206)	6,567,391

U.S. Government Securities — 29.2%
U.S. Government Agency Securities — 7.2%
	FHLMC
$ 415,000	3.15% due 12/16/2008	$397,162
290,000	3.625% due 2/15/2008	283,549

See notes to financial statements.

Principal Amount		Value
$ 400,000	4.00% due 8/17/2007	$395,322
	FNMA
500,000	3.125% due 12/15/2007	485,103
410,000	4.50% due 12/1/2009	402,676

		1,963,812
	U.S. Treasury Notes — 22.0%
	U.S. Treasury Notes
965,000	3.375% due 2/15/2008	945,135
115,000	3.75% due 5/15/2008	113,365
1,240,000	4.125% due 8/15/2008	1,233,170
900,000	4.25% due 10/31/2007	897,363
175,000	4.25% due 11/30/2007	174,487
1,570,000	4.375% due 11/15/2008	1,570,245
1,100,000	4.50% due 11/15/2010	1,105,930
		6,039,695

	Total U.S. Government Securities (Cost $8,048,596)	8,003,507

Repurchase Agreement — 1.2%
$ 322,000	State Street Bank and Trust Co. repurchase agreement, dated 12/30/2005, maturity value of $322,147 at 4.12%, due 1/3/2006 (2) (Cost $322,000)	$322,000
Total Investments — 99.2% (Cost $27,485,427)		27,155,038
Cash, Receivables, and Other Assets Less Liabilities — 0.8%		222,968

Net Assets — 100%		$27,378,006

†                     Securities exempt from registration under Rule 144A of the Securities Act of 1933. These securities may be resold in transactions exempt from registration, normally to certain qualified buyers. At 12/31/2005, the aggregate market value of these securities amounted to $377,864 representing 1.4% of net assets of which $270,000 has been deemed liquid pursuant to the Fund’s liquidity procedures approved by the Board of Directors.

(1)             Floating rate note. The rate shown is the rate in effect at 12/31/2005.

(2)             The repurchase agreement is fully collateralized by $330,000 in U.S. Government Agency, 5.50%, due 11/16/2015, with a value of $331,650.

See notes to financial statements.

Statement of Assets and Liabilities

December 31, 2005

ASSETS
Investments, at market (cost $27,485,427)	$27,155,038
Cash	842
Receivable for securities sold	1,131,689
Receivable for fund shares sold	224,499
Interest receivable	212,656
Other assets	600

Total Assets	28,725,324

LIABILITIES
Payable for securities purchased	1,309,679
Accrued expenses	26,460
Payable for fund shares redeemed	800
Due to GIS	10,379

Total Liabilities	1,347,318

Net Assets	$27,378,006

COMPONENTS OF NET ASSETS
Capital stock, at par	2,792
Additional paid-in capital	27,957,422
Undistributed net investment income	3,528
Accumulated net realized loss on investments	(255,347)
Net unrealized depreciation of investments	(330,389)

Net Assets	$27,378,006

Shares Outstanding — $0.001 par value	2,792,182
Net Asset Value Per Share	$9.81

Statement of Operations

Year Ended
December 31, 2005

INVESTMENT INCOME
Interest	$966,028

Expenses:
Investment advisory fees — Note B	116,602
Custodian fees	39,343
Audit fees	26,021
Printing expense	16,535
Director’s fees — Note B	2,601
Other	3,928

Total Expenses	205,030

Net Investment Income	760,998

REALIZED AND UNREALIZED GAIN/(LOSS) ON INVESTMENTS — Note C
Net realized loss on investments — Note A	(227,342)
Net change in unrealized depreciation of investments — Note C	(200,381)

Net Realized and Unrealized Loss on Investments	(427,723)

NET INCREASE IN NET ASSETS FROM OPERATIONS	$333,275

See notes to financial statements.

Statements of Changes in Net Assets

	Year Ended December 31,
	2005	2004
INCREASE/(DECREASE) IN NET ASSETS
From Operations:
Net investment income	$760,998	$369,465
Net realized loss on investments	(227,342)	(23,645)
Net change in unrealized appreciation/(depreciation) of investments	(200,381)	(173,824)
Net Increase in Net Assets Resulting from Operations	333,275	171,996

Dividends to Shareholders from:
Net investment income	(760,325)	(366,976)

From Capital Share Transactions:
Net increase in net assets from capital share transactions — Note G	4,147,737	13,011,841

Net Increase in Net Assets	3,720,687	12,816,861

NET ASSETS:

Beginning of year	23,657,319	10,840,458

End of year*	$27,378,006	$23,657,319

* Includes undistributed net investment income of:	$3,528	$2,855

See notes to financial statements.

Financial Highlights

Selected data for a share of capital stock outstanding throughout the periods indicated:

			Period from
	Year Ended December 31,		August 28, 2003† to
	2005	2004	December 31, 2003
Net asset value, beginning of period	$9.97	$10.06	$10.00

Income from investment operations:
Net investment income	0.28	0.18	0.03
Net realized and unrealized gain/(loss) on investments	(0.16)	(0.09)	0.07

Net increase from investment operations	0.12	0.09	0.10
Dividends and distributions to shareholders from:
Net investment income	(0.28)	(0.18)	(0.03)
Net realized gain on investments	—	—	(0.01)

Total dividends and distributions	(0.28)	(0.18)	(0.04)

Net asset value, end of period	$9.81	$9.97	$10.06

Total return*	1.25%	0.91%	0.97	%(a)

Ratios/supplemental data:
Net assets, end of period (000’s omitted)	$27,378	$23,657	$10,840
Ratio of expenses to average net assets	0.79%	0.81%	1.74	%(b)
Ratio of net investment income to average net assets	2.94%	2.11%	0.93	%(b)
Portfolio turnover rate	109%	90%	92%

†                     Commencement of operations.

*                    Total returns do not reflect the effects of charges deducted pursuant to the terms of GIAC’s variable contracts. Inclusion of such charges would reduce the total returns for all periods shown.

(a)             Not annualized.

(b)            Annualized.

See notes to financial statements.

Notes to Financial Statements

December 31, 2005

Note A.    Organization and Accounting Policies

The Guardian VC Low Duration Bond Fund (the Fund or GVLDBF) is a series of The Guardian Variable Contract Funds, Inc. (GVCF). GVCF is incorporated in the state of Maryland and is a diversified open-end management investment company registered under the Investment Company Act of 1940, as amended (1940 Act). The financial statements for the other remaining series of GVCF are presented in separate reports.

Shares of GVLDBF are only sold to certain separate accounts of The Guardian Insurance & Annuity Company, Inc. (GIAC). GIAC is a wholly-owned subsidiary of The Guardian Life Insurance Company of America.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income, gains (losses) and expenses during the reporting period. Actual results could differ from those estimates.

Significant accounting policies of the Fund are as follows:

Investments

Pursuant to valuation procedures approved by the Board of Directors, certain debt securities may be valued each business day by an independent pricing service (Service). Debt securities for which quoted bid prices are readily available and representative of the bid side of the market, in the judgment of the Service, are valued at the bid price. Other debt securities that are valued by the Service are carried at fair value as determined by the Service, based on methods which include consideration of: yields or prices of securities of comparable quality, coupon, maturity and type; indications as to values from dealers; and general market conditions.

Other securities, including securities for which market quotations are not readily available (such as certain mortgage-backed securities, restricted securities, illiquid securities and foreign securities subject to a “significant event”) are valued at fair value as determined in good faith by or under the direction of the GVCF’s Board of Directors. A “significant event” is an event that will affect the value of a portfolio security that occurs after the close of trading in the security’s primary trading market or exchange but before the Fund’s NAV is calculated.

Investing outside of the U.S. may involve certain considerations and risks not typically associated with domestic investments, including the possibility of political and economic unrest and different levels of governmental supervision and regulation of foreign securities markets.

Futures contracts are valued at the settlement prices established by the boards of trade or exchanges on which they are traded.

Repurchase agreements are carried at cost which approximates market value (see Note D). Short-term debt securities with maturities of 60 days or less are valued on an amortized cost basis which approximates market value.

Investment transactions are recorded on the date of purchase or sale. Security gains or losses are determined on an identified cost basis. Interest income, including amortization/accretion of premium/discount, is accrued daily.

Foreign Currency Translation

GVLDBF is permitted to buy international securities that are not U.S. dollar denominated. GVLDBF’s books and records are maintained in U.S. dollars as follows:

(1)    The foreign currency market value of investment securities and other assets and liabilities stated in foreign currencies are translated into U.S. dollars at the current rate of exchange.

(2)    Security purchases and sales, income and expenses are translated at the rate of exchange prevailing on the respective dates of such transactions.

The resulting gains and losses are included in the Statement of Operations as follows:

Gains and losses attributable to foreign currency exchange rates on sales of securities are recorded for financial statement purposes as net realized gains and losses on investments. Realized foreign exchange gains and losses, which result from changes in foreign exchange rates between the date on which GVLDBF earns dividends and interest or pays foreign withholding taxes or other expenses and the date on which U.S. dollar equivalent amounts are actually received or paid, are included in net realized gains or losses on foreign currency related transactions. Realized foreign exchange gains and losses which result from changes in foreign exchange rates between the trade and settlement dates on security and currency transactions are also included in net realized gains and losses on foreign currency related transactions. Net currency gains or losses from valuing other assets and liabilities denominated in foreign currency at the period end exchange rate are reflected in net change in unrealized appreciation or depreciation from translation of other assets and liabilities denominated in foreign currencies.

Futures Contracts

GVLDBF may enter into financial futures contracts for the delayed delivery of securities, currency or contracts based on financial indices at a fixed price on a future date. In entering into such contracts, GVLDBF is required to deposit either in cash or securities an amount equal to a certain percentage of the contract amount. Subsequent payments are made or received by GVLDBF each day, depending on the daily fluctuations in the value of the underlying security, and are recorded for financial statement purposes as variation margins by GVLDBF. The daily changes in the variation margin are recognized as unrealized gains or losses by GVLDBF. GVLDBF’s investments in financial futures contracts are designed to hedge against anticipated future changes in interest or exchange rates or securities prices. In addition, GVLDBF may enter into financial futures contracts for non-hedging purposes. Should interest or exchange rates, securities prices or prices of futures contracts move unexpectedly, GVLDBF may not achieve the anticipated benefits of the financial futures contracts and may realize a loss.

Dividend Distributions

Dividends from net investment income are declared and paid semi-annually for GVLDBF. Net realized short-term and long-term capital gains for GVLDBF will be distributed at least annually. All such dividends and distributions are credited in the form of additional shares of GVLDBF at the net asset value on the ex-dividend date.

All dividends and distributions are recorded on the ex-dividend date. Such distributions are determined in conformity with federal income tax regulations. Differences between the recognition of income on an income tax basis and recognition of income based on GAAP may cause temporary overdistributions of net realized gains and net investment income on a GAAP basis.

The tax character of dividends paid to shareholders during the years ended December 31, 2005 and 2004 were as follows:

Ordinary Income
2005	$760,325
2004	366,976

As of December 31, 2005, the components of accumulated losses on a tax basis were as follows:

Undistributed Ordinary Income	Capital Loss Carryforward (Including Post- October Loss)	Unrealized Depreciation
$3,528	$(251,112)	$(334,624)

Taxes

GVLDBF has qualified and intends to remain qualified to be taxed as a “regulated investment company” under the provisions of the U.S. Internal Revenue Code (Code), and as such will not be subject to federal income tax on taxable income (including any realized capital gains) which is distributed in accordance with the provisions of the Code. Therefore, no federal income tax provision is required.

As of December 31, 2005, for federal income tax purposes, the Fund had a post-October capital loss and a capital loss carryforward as follows:

	Capital Loss Carryforward	Expiration Date
	$15,848	2012
	220,126	2013

Total	235,974

As of December 31, 2005, for federal income tax purposes, the Fund had a post-October capital loss of $15,138.

Reclassification of Capital Accounts

The treatment for financial statement purposes of distributions made during the year from net investment income and net realized gains may differ from their ultimate treatment for federal income tax purposes. These differences primarily are caused by differences in the timing of the recognition of certain components of income or capital gains, and the recharacterization of foreign exchange gains or losses to either ordinary income or realized capital gains for federal income tax purposes. Where such differences are permanent in nature, they are reclassified in the components of net assets based on their ultimate characterization for federal income tax purposes. Any such reclassifications would have no effect on net assets, results of operations, or net asset value per share of the Fund.

Note B.  Investment Advisory Agreements and Payments to or from Related Parties

The Fund has an investment advisory agreement with Guardian Investor Services LLC (GIS), a wholly-owned subsidiary of GIAC. Fees for investment advisory are at an annual rate of 0.45% of the average daily net assets of the Fund.

The Guardian Fund Complex pays directors who are not “interested persons” (as defined in the 1940 Act) fees consisting of a $5,000 per meeting fee and an annual retainer of $30,500, allocated among all funds in the Guardian Fund Complex based on relative their average daily net assets. Board committee members also receive a fee of $2,000 per committee meeting, which also is allocated among all funds in the Guardian Fund Complex based on their relative average daily net assets. Additional compensation is paid to the Chairmen of the Nominating and Governance Committee and the Audit Committee, respectively. GIS pays compensation to certain directors who are interested persons. Certain officers and directors of the Fund are affiliated with GIS.

Note C.  Investment Transactions

Purchases and proceeds from sales of securities (excluding short-term securities) amounted to $33,852,528 and $27,754,981, respectively, during the year ended December 31, 2005.

The gross unrealized appreciation and depreciation of investments, on a tax basis, at December 31, 2005 aggregated $5,819 and $340,443, respectively, resulting in net unrealized depreciation of $334,624. The cost of investments owned at December 31, 2005 for federal income tax purposes was $27,489,662.

Note D.  Repurchase Agreements

The collateral for repurchase agreements is either cash or fully negotiable U.S. government securities. Repurchase agreements are fully collateralized (including the interest earned thereon) and such collateral is marked-to-market daily while the agreements remain in force. If the value of the collateral falls below the value of the repurchase price plus accrued interest, GVLDBF will require the seller to deposit additional collateral by the next business day. If the request for additional collateral is not met, or the seller defaults, GVLDBF maintains the right to sell the collateral and may claim any resulting loss against the seller.

Note E.  Reverse Repurchase Agreements

GVLDBF may enter into reverse repurchase agreements with banks or third party broker-dealers to borrow short-term funds. Interest on the value of reverse repurchase agreements issued and outstanding is based upon competitive market rates at the time of issuance. At the time GVLDBF enters into a reverse repurchase agreement, GVLDBF establishes and segregates cash, U.S. government securities or liquid, unencumbered securities that are marked-to-market daily. The value of such segregated assets must be at least equal to the value of the repurchase obligation (principal plus accrued interest), as applicable. Reverse repurchase agreements involve the risk that the buyer of the securities sold by GVLDBF may be unable to deliver the securities when GVLDBF seeks to repurchase them.

Note F.  Dollar Roll Transactions

GVLDBF may enter into dollar rolls (principally using TBA’s) in which GVLDBF sells mortgage securities for delivery in the current month and simultaneously contracts to repurchase similar securities at an agreed-upon price on a fixed date. The securities repurchased will bear the same interest as those sold, but generally will be collateralized at the time of delivery by different pools of mortgages with different prepayment histories than those securities sold. During the period between the sale and repurchase, the Fund will not be entitled to receive interest and principal payments on the securities sold. Dollar roll transactions involve the risk that the buyer of the securities sold by GVLDBF may be unable to deliver the securities when GVLDBF seeks to repurchase them. GVLDBF is compensated by the difference between the current sales price and the forward price for the future purchase (often referred to as the “drop”), as well as by the interest earned on the cash proceeds of the initial sale. Dollar rolls may increase fluctuations in GVLDBF’s net asset value and may be viewed as a form of leverage.

Note G.  Transactions in Capital Stock

There are 100,000,000 shares of $0.001 par value capital stock authorized for GVLDBF. Transactions in capital stock were as follows:

	Year Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	Shares		Amount
Shares sold	960,622	1,794,607	$9,549,032	$18,047,190
Shares issued in reinvestment of dividends	77,224	36,855	760,325	366,976
Shares repurchased	(619,309)	(535,902)	(6,161,620)	(5,402,325)
Net increase	418,537	1,295,560	$4,147,737	$13,011,841

Note H.  Line of Credit

A $100,000,000 line of credit available to GVLDBF and other related Guardian Funds has been established with State Street Bank and Trust Company and Bank of Montreal. The rate of interest charged on any borrowing is based upon the prevailing Federal Funds rate at the time of the loan plus 0.50% calculated on a 360 day basis per annum. For the year ended December 31, 2005, none of the funds borrowed against this line of credit.

The funds are obligated to pay State Street Bank and Trust Company and Bank of Montreal a commitment fee computed at a rate of 0.08% per annum on the average daily unused portion of the revolving credit.

Note I.         Management Information (Unaudited)

The directors and officers of GVLDBF are named below. Information about their principal occupations during the past five years and certain other affiliations is also provided. The business address of each director and officer is 7 Hanover Square, New York, New York 10004, unless otherwise noted. The “Guardian Fund Complex” referred to in this biographical information is composed of (1) The Park Avenue Portfolio (a series fund that issues its shares in thirteen series), (2) The Guardian Variable Contract Funds, Inc. (a series fund that issues its shares in seven series), (3) The Guardian Bond Fund, Inc., (4) The Guardian Cash Fund, Inc. and (5) GIAC Funds, Inc. (a series fund that issues its shares in three series).

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Director	Other Directorships

Interested Directors*

Arthur V. Ferrara (1930)	Director	Since 1987	Retired. Director and former Chairman of the Board and Chief Executive Officer, The Guardian Life Insurance Company of America. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Director of various mutual funds sponsored by Gabelli Asset Management.

Leo R. Futia (1919)	Director	Since 1982	Retired. Director and former Chairman of the Board and Chief Executive Officer, The Guardian Life Insurance Company of America. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	None.

Dennis J. Manning 81 Graenest Ridge Road Wilton, Connecticut 06897 (1947)	Director	Since 2003	President and Chief Executive Officer, The Guardian Life Insurance Company of America since 1/03; President and Chief Operating Officer, 1/02 to 12/02; Executive Vice President and Chief Operating Officer, 1/01 to 12/01; Executive Vice President, Individual Markets and Group Pensions, 1/99 to 12/00. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25

Director of The Guardian Life Insurance Company of America and The Guardian Insurance & Annuity Company, Inc. Manager, Guardian Investor Services LLC and Park Avenue Securities LLC. Director of various Guardian Life subsidiaries.

*                     “Interested” Director means one who is an “interested person” under the Investment Company Act of 1940 by virtue of a current or past position with Guardian Life, the indirect parent company of GIS, the investment adviser of certain Funds in the Guardian Fund Complex.

†                      There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Director	Other Directorships

Disinterested Directors

Kathleen C. Cuocolo (1952)	Director	Since 11/16/05	Principal, Cuocolo Associates (corporate governance and operations consulting firm), 2003 to present; Executive Vice President, State Street Corporation, prior thereto. Employed by State Street Corporation in various capacities since 1982. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25

Chairman, Board of Directors, Select Sector S&P Depository Receipts Series Trust (9 exchange traded funds), 1999 to present; Director, World Markets PLC (global performance and analytics company), 2002 to present; Director, The China Fund, Inc., 2001 to 2003; Board of Advisors, Venturi Aeration, Inc. (water remediation services), 2001 to present; Board of Advisors, Inter- Unity Group (systems optimization consulting firm), 2003 to present.

Frank J. Fabozzi, Ph.D. (1948)	Director	Since 1992	Adjunct Professor of Finance, School of Management — Yale University, 2/94 to present; Editor, Journal of Portfolio Management. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Director (Trustee) of various closed-end investment companies sponsored by BlackRock Financial Management. Director of BlackRock Funds (47 funds).

William N. Goetzmann, Ph.D. (1956)	Director	Since 11/16/05	Edwin J. Beinecke Professor of Finance and Management Studies, Yale School of Management, 7/94 to present; Director, International Center for Finance, Yale School of Management, 7/99 to present; Visiting professor, Harvard Business School, 7/05 to present. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Member of the Board of Directors of the Commonfund.

†                      There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Director	Other Directorships

Anne M. Goggin, Esq. (1948)	Director	Since 2004	Attorney at law in private practice since 8/04; Partner, Edwards and Angell, LLP, 4/04 to 8/04; Chief Counsel, Metropolitan Life Insurance Company, 6/00 to 12/03; Senior Vice President and General Counsel, New England Life Insurance Company, 6/00 to 12/03; Chairman, President and Chief Executive Officer, MetLife Advisors LLC, 6/99 to 12/03; Chairman of the Board, Metropolitan Series Fund, 1/02 to 12/03; Chairman of the Board, New England Zenith Fund, 6/99 to 12/03. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	None.

William W. Hewitt, Jr. (1928)	Director	Since 1989	Retired. Former Executive Vice President, Shearson Lehman Brothers, Inc. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	None.

Sidney I. Lirtzman, Ph.D. 200 East 57th Street #10H New York, New York 10022 (1930)	Director	Since 1987	Emanuel Saxe Emeritus Professor of Management, Zicklin School of Business, Baruch College, City University of New York since 11/04; Emanuel Saxe Professor of Management 9/96 to 10/04; Dean from 10/95 to 9/02; Interim President 9/99 to 9/00. President, Fairfield Consulting Associates, Inc. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Director, since 6/01 Youthstream, Inc. Member, Advisory Board of Directors, New York City Independent Budget Office 5/98 to 5/01.

Steven J. Paggioli (1950)	Director	Since 11/16/05	Independent consultant on investment company matters since 7/01; Executive Vice President, Director and Principal of The Wadsworth Group (administration, consulting and executive search firm) prior thereto. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25

Trustee and Audit Committee Member, Managers Funds and Managers AMG Funds (36 portfolios), 6/90 to present; Trustee, Professionally Managed Portfolios (20 portfolios), 5/91 to present; Advisory Board Member, Sustainable Growth Advisers, L.P., 10/02 to present.

†                      There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Director	Other Directorships

Robert G. Smith, Ph.D. 132 East 72nd Street, Apt. #1 New York, New York 10021 (1932)	Director	Since 1982	Chairman and Chief Executive Officer, Smith Affiliated Capital Corp. since 4/82. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25

Governor appointments as Director of New York Health Care Reform Act Charitable Organization and Nassau County Interim Finance Authority. Senior private member of the New York State Financial Control Board for New York City. Senior Director for the New York State Comptroller’s Investment Advisory Committee for State Pension Funds (Commonfund).

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex for which Officer Serves

Officers

Joseph A. Caruso (1952)	Senior Vice President and Secretary	Since 1992

Director, The Guardian Life Insurance Company of America since 1/05; Senior Vice President and Corporate Secretary, The Guardian Life Insurance Company of America since 1/01; Vice President and Corporate Secretary prior thereto. Director, Senior Vice President and Secretary, The Guardian Insurance & Annuity Company, Inc. Manager, Senior Vice President and Corporate Secretary, Guardian Investor Services LLC. Director, Senior Vice President and Secretary, Park Avenue Life Insurance Company; Manager, Park Avenue Securities LLC; Senior Vice President and Secretary of Guardian Baillie Gifford Limited, and all of the mutual funds within the Guardian Fund Complex. Director and Officer of various Guardian Life subsidiaries.

25

†                      There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex for which Officer Serves

Richard A. Cumiskey (1960)	Chief Compliance Officer	Since 2002	Second Vice President, Equity Administration and Oversight, The Guardian Life Insurance Company of America since 1/01; Assistant Vice President, Equity Administration and Oversight prior thereto. Senior Vice President and Chief Compliance Officer of The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services LLC since 4/04; Second Vice President and Compliance Officer prior thereto. Chief Compliance Officer of all of the mutual funds within the Guardian Fund Complex.	25

Manind V. Govil (1969)	Managing Director	Since 2005	Managing Director and Head of Equity Investments at The Guardian Life Insurance Company of America since 8/05; Lead Portfolio Manager - Large Cap Blend/Core Equity, Co-Head of Equities and Head of Equity Research at Mercantile Capital Advisers since 2001; Lead Portfolio Manager - Core Equity at Mercantile Capital Advisers prior thereto. Officer of various mutual funds within the Guardian Fund Complex.	23

Jonathan C. Jankus (1947)	Managing Director	Since 1999	Managing Director, The Guardian Life Insurance Company of America. Officer of various mutual funds within the Guardian Fund Complex.	20

Stewart M. Johnson (1952)	Senior Director	Since 2002	Senior Director, The Guardian Life Insurance Company of America since 1/02. Second Vice President from 12/00 to 1/02; Assistant Vice President prior thereto. Officer of various mutual funds within the Guardian Fund Complex.	20

Nydia Morrison (1958)	Controller	Since 2003	Director, Mutual Fund Reporting, The Guardian Life Insurance Company of America since 5/04; Manager prior thereto. Officer of all of the mutual funds within the Guardian Fund Complex.	25

Frank L. Pepe (1942)	Vice President and Treasurer	Since 1995	Vice President and Equity Controller, The Guardian Life Insurance Company of America. Senior Vice President and Controller, The Guardian Insurance & Annuity Company, Inc. since 4/04; Vice President and Controller prior thereto. Senior Vice President and Controller, Guardian Investor Services LLC. Vice President and Treasurer of all of the mutual funds within the Guardian Fund Complex.	25

†                      There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex for which Officer Serves

Richard T. Potter, Jr. (1954)	Vice President and Counsel	Since 1992	Vice President and Equity Counsel, The Guardian Life Insurance Company of America. Senior Vice President and Counsel, The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services LLC since 4/04; Vice President and Counsel prior thereto. Vice President and Counsel of Park Avenue Securities LLC and all of the mutual funds within the Guardian Fund Complex.	25

Robert A. Reale (1960)	Managing Director	Since 2001	Managing Director, The Guardian Life Insurance Company of America, The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services LLC since 3/01; Second Vice President 10/99 to 2/01. Assistant Vice President, Metropolitan Life prior thereto. Officer of all of the mutual funds within the Guardian Fund Complex.	25

Thomas G. Sorell (1955)	President	Since 2003	Executive Vice President and Chief Investment Officer, The Guardian Life Insurance Company of America since 1/03; Senior Managing Director, Fixed Income Securities since 3/00; Vice President, Fixed Income Securities prior thereto. Managing Director, Investments: Park Avenue Life Insurance Company. President of all of the mutual funds within the Guardian Fund Complex.	25

Donald P. Sullivan, Jr. (1954)	Vice President	Since 1995	Vice President, Equity Administration, The Guardian Life Insurance Company of America. Vice President, The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services LLC. Officer of all of the mutual funds within the Guardian Fund Complex.	25

The Statement of Additional Information includes additional information about fund directors and is available upon request, without charge, by calling 1-800-221-3253 or by writing to Guardian Investor Services LLC at 7 Hanover Square, New York, New York 10004.

†                      There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Report of Ernst & Young LLP,

Independent Registered Public Accounting Firm

Board of Directors of The Guardian Variable Contract Funds, Inc. and
Shareholders of The Guardian VC Low Duration Bond Fund (the Fund)

We have audited the accompanying statement of assets and liabilities of The Guardian VC Low Duration Bond Fund (one of the series constituting The Guardian Variable Contract Funds, Inc.), including the schedule of investments, as of December 31, 2005, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the periods indicated therein. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2005, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of The Guardian VC Low Duration Bond Fund, a series of The Guardian Variable Contract Funds, Inc., at December 31, 2005, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the periods indicated therein, in conformity with U.S. generally accepted accounting principles.

Boston, Massachusetts

February 8, 2006

Board Approval of Investment Management Agreements (Unaudited)

The Boards of Directors of The Guardian Variable Contract Funds, Inc. (“GVCF”), GIAC Funds, Inc. (“GIAC”), The Guardian Bond Fund, Inc. (“GBF” and a “Fund”) and The Guardian Cash Fund, Inc. (“GCF” and a “Fund”) (together, the series of GVCF and GIAC, and GBF and GCF are referred to as the “Funds,”) approved the renewal of the management agreement for each Fund and, as applicable, the subadvisory agreement for each Fund on November 17, 2005. As a part of the renewal process, the Boards of Directors of GVCF, GIAC, GBF and GCF met independently of Fund management and of the interested Board Members to consider the renewal of: (1) the management agreement (“Management Agreement”) between each of the Funds and Guardian Investor Services LLC (“GIS”) or as applicable, Guardian Baillie Gifford Limited (“GBG” and together with GIS, each referred to as a “Manager”); (2) as applicable, the subadvisory agreements (each a “Subadvisory Agreement”) between GBG and Baillie Gifford Overseas Limited (“BGO”) and the subadvisory agreements between GIS and UBS Global Asset Management (Americas) Inc. (“UBS” and together with BGO, each referred to as a “Subadvisor”). (The Management Agreements and the Subadvisory Agreements are together referred to as the “Advisory Agreements.”) As part of the review process, the Independent Directors were represented by independent legal counsel. The Independent Directors reviewed comprehensive materials received from the Managers, Subadvisors and independent counsel in connection with contract review. The Independent Directors noted that each Board also received regular information throughout the year regarding performance and operating results of each Fund and that in evaluating the Advisory Agreements, they were taking into account their accumulated experience as Board members in working with the Managers on matters relating to the Funds.

In preparation for the review process, the Independent Directors met with independent legal counsel and discussed the type and nature of information to be provided and sent a formal request for information to Fund management. The Managers and Subadvisors provided extensive information to all Board members in response to the request. Among other information, the Independent Directors reviewed materials to assess the services provided by each Manager and Subadvisor, and, as applicable, information comparing the performance, advisory fees and expense ratios of each Fund to other mutual funds, information about the profitability from the Advisory Agreements to the Managers and to the Subadvisors, information about economies of scale and information about the other benefits to the Managers and Subadvisors and their affiliates resulting from their relationship with the Funds (“fall-out benefits”). The Independent Directors reviewed comparative performance and management fee and expense ratios of peer groups of funds selected by Morningstar, Inc. (“Morningstar”). The Independent Directors also received a memorandum from independent legal counsel advising them of their duties and responsibilities in connection with the review of the Advisory Agreements. In preparation for the November 17th meeting, the Independent Directors met on November 3, 2005, to review and discuss with independent legal counsel the information provided by Morningstar.

Based upon their review, the Independent Directors concluded that it was in the best interest of each Fund to renew each relevant Advisory Agreement and, accordingly, recommended to the full Board of each Fund the renewal of each applicable Advisory Agreement. In reaching this conclusion for each Fund, the Independent Directors did not identify any single factor or group of factors as all important or controlling and considered all factors together.

Management Agreements

Nature, Quality and Extent of Services. In reviewing the nature, quality and extent of services provided by the Managers, the Independent Directors considered the services provided by each Manager under the Management Agreements, including administrative services. The Independent Directors considered the experience and skills of senior management responsible for fund operations, the experience and skills of the personnel performing the functions under each Management Agreement and the resources made available to such personnel, the ability of the Managers to attract and retain high-quality personnel, and the organizational depth of the Managers. The Independent Directors concluded that appropriate resources were provided under each Management Agreement. The Independent Directors also considered the delegation of day-to-day portfolio management responsibility to UBS with respect to the Guardian UBS VC Large Cap Value Fund and the Guardian UBS VC Small Cap Value Fund and to BGO with respect to the Baillie Gifford International Growth Fund and the Baillie Gifford Emerging Markets Fund and the Managers’ ability to supervise the activities of the Subadvisors. The Independent Directors concluded each Manager’s supervisory program was satisfactory. The Independent Directors also considered the compliance program established by the Managers and the level of compliance attained by the Managers. Further, the Independent Directors considered that each Manager has had a long-term relationship with the Funds and has demonstrated its past and future commitment to support the Funds. The Independent Directors concluded that a long-term relationship with a capable, conscientious adviser was in the best interest of each Fund. Based upon all relevant factors, the Independent Directors concluded that the nature, quality and extent of the services provided by the Managers to each applicable Fund were satisfactory.

Investment Performance. The Independent Directors reviewed each Fund’s investment performance over short-term (one-year) and longer-term (three year, five year and ten year) periods, as applicable, and compared those returns to various agreed-upon performance measures, including market indices and peer groups. The Independent Directors received comparative performance information prepared by Morningstar. The Independent Directors also considered whether investment results were consistent with a Fund’s investment objective(s) and policies. For most Funds, the Independent Directors concluded that investment performance met acceptable levels of investment performance. For Funds that experienced underperformance, the Independent Directors reviewed the reasons for the underperformance and the remedial measures taken by the Manager to improve performance. The Independent Directors concluded that the Managers have in place an effective process to monitor performance and that reasonable steps had been implemented to address circumstances of underperformance where appropriate. Therefore, the Independent Directors concluded that it was in the best interests of the Funds to renew the Management Agreements and to continue to closely monitor performance with a particular emphasis on those Funds experiencing underperformance.

Fees and Expenses. The Independent Directors considered each Fund’s management fees and net expense ratios. The Independent Directors received information, based on data supplied by Morningstar, comparing each Fund’s management fee rates and total net expense ratio to advisory fees and total net expense ratios of the mutual funds in its peer group (as selected by Morningstar). The Independent Directors also received and considered information on fee waivers and/or reimbursements for each Fund compared to those of its peer group. The Independent Directors noted that a number of the Funds have received fee waivers for many years and that such fee waivers remained current through the time of the review process.

The Independent Directors also compared each Fund’s management fee rates to fees charged by the Manager for comparable mutual funds. For each Fund, the Independent Directors reviewed the fees charged by other advisors for mutual funds in the Fund’s peer group. GIS provided information on the advisory fees it charges its two institutional accounts and noted the information was not comparable with the Funds because the investment objectives and management style of the institutional accounts were very different than those of the Funds. GBG has no clients other than the Funds.

On the basis of all information provided, the Independent Directors concluded that the management fee schedules for each Fund were reasonable and appropriate in light of the nature, quality and extent of services provided by the Manager.

Profitability. The Independent Directors reviewed detailed information regarding revenues received by each Manager under each Management Agreement, including identification of the estimated direct and indirect costs of the Managers of providing those services to each Fund that are covered under the Management Agreements. The Independent Directors also received information regarding the enterprise-wide profitability of the Managers with respect to all fund services in totality.

For all Funds, based upon the profitability percentage provided, the Independent Directors concluded that the profitability to the applicable Manager from the management of each Fund was not unreasonable.

Economies of Scale. The Independent Directors considered whether there are economies of scale with respect to the management of each Fund and whether the Funds benefit from any such economies of scale through breakpoints in fees or otherwise. The Independent Directors noted that the Guardian UBS VC Small Cap Value Fund and the Guardian Cash Fund had management fee schedules that each contained one breakpoint. The Independent Directors also considered whether the effective management fee rate for each Fund under the Management Agreement is reasonable in relation to the asset size of such Fund. The Independent Directors noted GIS’s representation that it did not anticipate that the Funds would experience any significant economies in the near future, given their asset size. The Independent Directors concluded that, in light of the Funds’ current asset levels, the fee schedule for each Fund reflects an appropriate level of sharing of any economies of scale.

Other Benefits to Manager. The Independent Directors also considered the character and amount of other incidental benefits received by the Managers and their affiliates as a result of their relationship with the Funds. The Independent Directors noted the Managers’ representation that each has the ability to obtain proprietary research as a result of the Funds’ brokerage business that may be used for the benefit of the Funds and other clients of the Managers. The Independent Directors concluded that management fees for each Fund were reasonable in light of these fall-out benefits.

Specific Fund Findings

The Guardian VC Low Duration Bond Fund

In determining to recommend renewal of the Management Agreement, the Independent Directors noted the underperformance of the Fund relative to its peer group during the one-year period reviewed, but concluded that a longer than one-year period was needed to assess performance. Given their conclusion that the management fee rate was within an acceptable range of the peer group’s median, the Independent Directors determined that it was appropriate to renew the Management Agreement.

Overall Conclusions

Based upon all of the information considered and the conclusions reached, the Independent Directors determined that the terms of each Advisory Agreement continue to be fair and reasonable and that the continuation of each Advisory Agreement is in the best interests of each Fund.

Shareholder Voting Summary (Unaudited)

November 15, 2005

On November 15, 2005, a Special Shareholder Meeting of the Fund was held at which the eleven Directors, identified below, were elected (Proposal No. 1) and the sub-proposals in Proposal No. 2, as described in the Proxy Statement, were approved. The following is a report of the votes cast:

Proposal No. 1

Election of the Eleven Nominees for Director:

NOMINEE	FOR	WITHHELD	TOTAL
DIRECTORS
Kathleen C. Cuocolo	76,165,969.554	1,858,569.914	78,024,539.468
Frank J. Fabozzi	76,176,372.381	1,848,167.087	78,024,539.468
Arthur V. Ferrara	75,994,827.909	2,029,711.559	78,024,539.468
Leo R. Futia	75,817,210.074	2,207,329.394	78,024,539.468
William N. Goetzmann	76,164,019.071	1,860,520.397	78,024,539.468
Anne M. Goggin	76,112,215.256	1,912,324.212	78,024,539.468
William W. Hewitt	75,933,986.870	2,090,552.598	78,024,539.468
Sidney I. Lirtzman	75,898,936.066	2,125,603.402	78,024,539.468
Dennis H. Manning	76,179,952.757	1,844,586.711	78,024,539.468
Steven J. Paggioli	76,173,796.441	1,850,743.027	78,024,539.468
Robert G. Smith	75,972,333.669	2,052,205.799	78,024,539.468

Proposal No. 2

Approving an amendment to, or the elimination of, the Fund’s fundamental investment restriction, as described in the Proxy Statement, with respect to the following:

SUB-PROPOSALS	FOR	AGAINST	ABSTAIN	TOTAL
2(a) Diversification of investments;	2,469,134.634	135,448.419	91,250.091	2,695,833.144
2(b) Borrowing;	2,469,134.634	135,448.419	91,250.091	2,695,833.144
2(c) Issuing senior securities;	2,469,134.634	135,448.419	91,250.091	2,695,833.144
2(d) Concentration of investments in the same industry;	2,469,134.634	135,448.419	91,250.091	2,695,833.144
2(e) Investments in real estate	2,469,134.634	135,448.419	91,250.091	2,695,833.144
2(h) Making loans, and	2,469,134.634	135,448.419	91,250.091	2,695,833.144
2(m) Pledging, mortgaging or hypothecating its assets.	2,469,134.634	135,448.419	91,250.091	2,695,833.144

Proxy Voting Policies and Procedures (Unaudited)

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities, as well as information regarding how the Fund voted proxies relating to portfolio securities during the 12-month period ended June 30, 2005, is available free of charge upon request by logging on to www.guardianinvestor.com or the Securities and Exchange Commission’s (SEC) website at www.sec.gov.

Form N-Q (Unaudited)

The Fund files a complete schedule of portfolio holdings with the SEC for the first and third quarters of each year on the Form N-Q. The Fund’s Forms N-Q are available on the SEC’s website at www.sec.gov, and can be reviewed and copied at the SEC’s Public Reference Room in Washington D.C. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

Code of Ethics (Unaudited)

The Fund has adopted a code of ethics for its Principal Executive Officer and Principal Financial Officers (the “Code”). The purpose of the Code is to promote, among other things: honest and ethical conduct, including the handling of conflicts of interest; full, fair, accurate, timely and understandable disclosure in reports and documents filed with the SEC; and compliance with applicable laws and regulations. A copy of the Code has been filed with the SEC on Form N-CSR and can be obtained on the SEC’s website at www.sec.gov.

Copies of all of the above can be obtained free of charge by calling 1-800-221-3253 or by writing to Guardian Investor Services LLC at 7 Hanover Square, New York, New York 10004.